American Safety Insurance Holdings, Ltd.

Provides Preliminary Loss Estimate for New Zealand Earthquake and Other Events

American Safety Insurance Holdings, Ltd. (NYSE: ASI) today announced that the Company’s 2011 first quarter results will include pre-tax losses attributable to the New Zealand earthquake and other events of between $5.0 million to $7.0 million. Components aggregating the range are as follows: catastrophe losses within the Assumed Reinsurance division attributable to the New Zealand earthquake are expected to be between $1.5 million to $2.0 million and other weather related property losses within its Excess and Surplus Lines division are expected to be between $1.0 million to $1.5 million. The remainder is primarily attributable to prior year casualty net reserve strengthening in the Assumed Reinsurance division related to two contracts that have been non-renewed.

Additionally, the Company is in the process of assessing its exposure to the earthquake and tsunami that struck the northeast coast of Japan on March 11, 2011. The Company believes that, based on the available information and the significant uncertainties regarding the extent and nature of the damages resulting from the events affecting Japan, it is too early to provide an estimate.

The Company’s Assumed Reinsurance division participates in a property catastrophe retrocessional reinsurance treaty (the “Treaty”) that is exposed to world-wide catastrophes, including New Zealand and Japan. The losses estimated relative to the earthquake in New Zealand are based upon information currently available from the Treaty’s counterparty and is derived from modeling techniques, industry estimates and preliminary claims information.  The actual losses may vary from these initial estimates.

The Company’s 2011 first quarter earnings release will be issued at the close of business May 4, 2011.

This report contains forward-looking statements.  The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including catastrophe and other losses.  Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including developments in loss trends and adequacy and changes in loss reserves and actuarial assumptions.

About Us:
For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc. and American Safety Assurance (Vermont), Inc. and Victore Insurance Company.  As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:
American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Patrick Driscoll
scrim@amsafety.bm	patrick.driscoll@amsafety.com
(441) 542-7933	(770) 916-1908